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                                                                    EXHIBIT 99.1


CONTACT:    CHRIS WEBER
            606.655.2267


                         JACOR OFFERS COMMON STOCK

COVINGTON, KY., MAY 15 -- JACOR COMMUNICATIONS, INC. (NASDAQ: JCOR) announced today that it has offered shares of its common stock for sale in two offerings. The offerings were made pursuant to Jacor's omnibus shelf registration statements previously declared effective by the Securities and Exchange Commission. A total of 7.32 million shares were offered. Net proceeds to the Company are anticipated to be approximately $216 million.

    6.65 million of the shares were offered to the public at $31 per share, with Donaldson, Lufkin & Jenrette Securities Corporation acting as lead underwriter in the offering. The underwriters have an overallotment option to purchase up to an additional 997,500 shares.

    In a separate concurrent offering, affiliated designees of Equity Group Investments, Inc., have committed to purchase approximately 673,000 Jacor common shares for net proceeds to Jacor of approximately $20 million. EGI is a privately owned investment company which is affiliated with Jacor's largest shareholder, the Zell/Chilmark Fund L.P., and is headed by Samuel Zell, the Chairman of the Board of Jacor. The closing of this offering is contingent upon the closing of the underwritten offering. The closings are anticipated to take place on May 21, 1997.

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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER
TO BUY SUCH SECURITIES. THE OFFERING IS MADE BY PROSPECTUS ONLY. COPIES OF THE FINAL PROSPECTUS WILL BE AVAILABLE THROUGH THE PROSPECTUS DEPARTMENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, 277 PARK AVENUE, NEW YORK, N.Y. 10172, TEL. 212/892-3000.